Exhibit 99

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401

                         FOR IMMEDIATE RELEASE

                  NETWORK SYSTEMS INTERNATIONAL, INC.
                      LISTED ON NASDAQ SMALL CAP


Greensboro, North Carolina: Thursday, July 9, 1998 - Network Systems International, Inc. (NESI: NASDAQ) announced today that it had received notification from NASDAQ that its application for listing on NASDAQ Small Cap had been approved. According to the approval notice, Network will begin trading on NASDAQ effective Friday, July 10, 1998 under its symbol NESI.

Network Systems International, Inc. was originally incorporated in 1985 and has since been engaged in the development and distribution of its proprietary software, the netcollection(TM), designed for the manufacturing process industry and specifically addresses Year 2000 issues. Network's software enables the process manufacturing industry to track product from order entry to final shipment while providing both plant personnel and management complete visibility of all manufacturing work in progress.

Robbie M. Efird, President and CEO of Network said, "The listing of Network Systems International, Inc. on NASDAQ Small Cap launches Network forward in its previously developed business plan. I am personally proud of all the associates of Network for their hard work and dedication to the prosperity and continued growth momentum of the Company. Our listing on NASDAQ is a prominent measure of their success. Shareholder value is a central focus of our ongoing efforts and should be enhanced by our new listing status."

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes. The Company's dependency on financing third party suppliers and intellectual property rights, and other risks detailed from time to time in the Company's federal filings, annual reports, offering memorandums, or prospectus.



                  Network Systems International, Inc.
                             www.nesi.net

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401


                         FOR IMMEDIATE RELEASE

                  NETWORK SYSTEMS INTERNATIONAL, INC.
                        TERMINATES MERGER TALKS


Greensboro, North Carolina: Tuesday, July 14, 1998 - (NESI: NASDAQ) Network Systems International, Inc. ("Network") announced today that it had terminated its merger negotiations with Innovative Control Concepts, Inc. ("ICC"). The proposed merger was announced on April 14, 1998 when a letter of intent was signed between the two companies.

Network Systems International, Inc. owns proprietary software utilized in the manufacturing process industry.

Robbie M. Efird, President and CEO of Network said, "The Board of Directors of Network met yesterday and, after a full review of the documents presented by ICC, determined that the proposed merger was not in the best interest of the shareholders of the Company. Although the synergies between the two companies are substantial, the directors expressed concern over the lack of complete documentation submitted during due diligence. Network will continue to pursue appropriate acquisition candidates."

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes. The Company's dependency on financing third party suppliers and intellectual property rights, and other risks detailed from time to time in the Company's federal filings, annual reports, offering memorandums, or prospectus.



                  Network Systems International, Inc.
                             www.nesi.net